UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  September 11, 2008

The First Marblehead Corporation

(Exact name of registrant as specified in charter)

Delaware	001-31825	04-3295311
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

The Prudential Tower 800 Boylston Street, 34th Floor Boston, Massachusetts	02199-8157
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (800) 895-4283

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b)

On September 15, 2008, The First Marblehead Corporation (the “Corporation”) announced that Anne P. Bowen, Executive Vice President and Chief Administrative Officer, Greg D. Johnson, Executive Vice President and Chief Marketing Officer, and Richard E. Ross, Executive Vice President and Chief Information Officer, will be leaving the Corporation as of September 30, 2008 in connection with an organizational realignment.

In addition, on September 15, 2008, Leslie L. Alexander, a director of the Corporation, notified the Nominating and Corporate Governance Committee of the Corporation’s Board of Directors that he intends to retire as a director following expiration of his current term on November 6, 2008, after having served as a director since December 1995.  Mr. Alexander plans to devote more time to his various business interests, and his decision does not stem from any disagreement with the Corporation.

(e)

Letter Agreement with Jack L. Kopnisky

On September 11, 2008, the Corporation entered into a letter agreement (the “Agreement”) with Jack L. Kopnisky in connection with his previously announced resignation as President, Chief Executive Officer, Chief Operating Officer and a director of the Corporation, effective as of August 31, 2008.  Pursuant to the Agreement:

•

The Corporation has agreed to pay Mr. Kopnisky severance pay in the form of continuation of his base salary at an annualized rate of $500,000, less all applicable state and federal taxes, for a period of twelve months.

•

The Corporation has agreed to pay until August 2009 the share of premium for Mr. Kopnisky’s group medical insurance coverage that is paid by the Corporation for active and similarly situated employees who receive the same type of coverage.

•	Subject to the terms of the restricted stock unit agreements between Mr. Kopnisky and the Corporation, the Corporation has agreed to accelerate the vesting of 125,000 restricted stock units.

•

Mr. Kopnisky will continue to have indemnification rights, and rights under applicable director and officers liability insurance policies of the Corporation, with respect to conduct or events occurring during his employment with the Corporation.

•

Mr. Kopnisky will remain bound by his invention, non-disclosure, non-competition and non-solicitation agreement with the Corporation, although the Corporation will not consider it a violation of the non-competition provisions of such agreement for Mr. Kopnisky to accept a position or consulting engagement with a financial services company that does not specifically offer student loans, provided that he does not violate any other provisions of such agreement.

The foregoing summary is subject to, and qualified in its entirety by the Agreement, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Compensatory Arrangements of Certain Officers

On September 15, 2008, the Compensation Committee of the Corporation’s Board of Directors (the “Compensation Committee”) approved annual base salaries for the Corporation’s executive officers for fiscal 2009.  The salaries will remain unchanged from fiscal 2008, except in the case of Mr. Tarr, who requested that the Compensation Committee reduce his annual salary from $1,000,000 to $800,000.

In addition, the Section 162(m) subcommittee (the “Subcommittee”) of the Compensation Committee on September 16, 2008 designated certain classes of employees as “covered employees” under Corporation’s executive incentive compensation plan (the “Incentive Plan”) for the fiscal year ending June 30, 2009 (“Fiscal 2009”).

The incentive pool for Fiscal 2009 will be five percent of the Corporation’s income from operations for Fiscal 2009.  In the event that the amount of Operating Income (as defined in the Incentive Plan) for Fiscal 2009 equals or exceeds $100.0 million, each employee holding a title set forth below as of June 30, 2009 will be eligible to receive an annual incentive award, in each case up to the percentage of the incentive pool set forth opposite his or her respective class below:

Title	Maximum Percentage
Chief Executive Officer	20%
Chairman	15%
Senior Executive Vice President	12%
Executive Vice President (other than Senior Executive Vice President) or Managing Director	7%

The share of the incentive pool for Fiscal 2009 to be received by any individual Executive Vice President (other than the Senior Executive Vice President) or any individual Managing Director will not exceed seven percent, and such percentage will be automatically adjusted downward, pro rata based on the number of employees in such class holding such title at June 30, 2009, if necessary.

The incentive pool allocations above represent the maximum potential amount of the classes’ annual incentive award for Fiscal 2009.  The actual amount of any annual incentive award will depend on the actual amount of the Corporation’s income from operations.  In addition, the Subcommittee has full discretion to adjust the individual incentive pool allocations downward, but not upward, in determining the actual amount of any annual incentive awards.

Item 9.01.  Financial Statements and Exhibits

(d)	Exhibits

	99.1	Letter agreement dated September 11, 2008 by and between the Corporation and Jack. L. Kopnisky

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE FIRST MARBLEHEAD CORPORATION

Date: September 17, 2008	By:	/s/ Peter B. Tarr
Peter B. Tarr Chairman of the Board

EXHIBIT INDEX

Exhibit No.	Description

99.1	Letter agreement dated September 11, 2008 by and between the Corporation and Jack. L. Kopnisky